EXHIBIT 99.2
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COPY FOR WEB SITE - INTERCARE


InterCare DX, Inc. (PINKSHEET:ICCO) has filed a Form 15 with the Securities and Exchange Commission (SEC), to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. InterCare DX, Inc. expects that the deregistration will become effective 90 days after the filing with the SEC.

To address shareholders' concerns, additional details concerning this corporate action are provided below and are also contained in an 8-K filed on October 29, 2008 with the Securities and Exchange Commission.

InterCare DX, Inc. meets the requirements for deregistration having fewer than 500 registered shareholders of record and total assets under $10 million in each of the prior three fiscal years.

As a result of the filing of the Form 15, InterCare DX obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease. In addition, the common stock of InterCare DX. will no longer be listed on the OTC Bulletin Board, but similar market information will be reported on the Pink Sheets LLC at www.pinksheets.com.

According to Anthony C. Dike, M.D, InterCare DX Chairman and Chief Executive Officer, "The board of directors, after careful consideration, and in-depth analysis, has decided that the advantages of this course of action outweigh any of the disadvantages."

Among the factors considered by the board of directors in reaching its decision were the substantial increase in costs and expenses that InterCare DX. would incur to remain in compliance with the Sarbanes-Oxley Act of 2002, particularly complying with Section 404 of the Act; the ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of InterCare DX periodic reports with the SEC; and the additional need to use available resources in its business rather than to comply with regulatory requirements associated with being a public company.

In addition to the significant time and cost savings resulting from deregistration, this action is intended to allow InterCare DX management to focus its attention and resources on the core business and the further development of InterCare DX. as a biomedical software development and technology company.

In order to explain the deregistration process to the shareholders, InterCare DX has tried to anticipate some questions that shareholders may have once this deregistration has taken place.

1. Does "deregistration" mean that InterCare DX, Inc.. will no longer have public shareholders?

No. In InterCare DX case, deregistering will have no effect upon your status as a shareholder.
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2. How will the "deregistration" affect me as a public shareholder?

InterCare DX, will not be required to file documents with the SEC. While InterCare DX. will continue to provide shareholders with certain information as discussed in item 4 below, you will likely not have the same amount of information regarding InterCare DX that you now have access to through SEC filings in the public record.

There is a possibility that deregistration may adversely affect the market for your InterCare DX, stock. However InterCare DX stock may still be traded by these same market makers, if these brokers who now make a market in InterCare DX stock continue to do so.

3. Why has InterCare DX, Inc.. elected to "deregister"?

InterCare DX board of directors considered carefully this important step in the InterCare DX history. It believes that the savings to be achieved from deregistration will be material. These savings arise from several sources, including not being required to file periodic reports with the SEC, decreased director and officer liability insurance costs, and, particularly, the savings related to no longer being required to comply with regulations adopted under the Sarbanes-Oxley Act passed in 2002.

Like many small public companies, the trading volume of InterCare DX stock has been very low.

4. What information can I expect to receive about InterCare DX, Inc.. in the future?

InterCare DX expects to provide its shareholders with periodic financial and operational information. The financial statements contained in these updates may be unaudited (this is another substantial savings the company can achieve by deregistering) and may not have the detail required of an SEC registered corporation. InterCare DX expects to continue to issue press releases concerning material developments though some events which were the subject of press releases in the past may not be included in future press releases. Where lawful, InterCare DX may elect to provide shareholders with certain information solely through its website, www.Intercare.com. InterCare DX website will continue to be a reliable source for information about the company.

5. How will I be able to trade in InterCare DX, Inc.. stock?

We expect and hope that brokers who currently make a market in InterCare DX. stock will continue to do so in the future via www.pinksheets.com.


Anthony C. Dike,
Chairman/CEO
InterCare DX, Inc

Telephone: 310-242-5634